Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-240331
August 19, 2020

The9 Limited

The9 Limited, or the Company, has filed a registration statement on Form F-1 (including a prospectus) (No. 333-240331) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, 212-895-3745. You may also access the Company’s most recent prospectus dated August 19, 2020, which is included in Amendment No. 1 to the Company’s registration statement on Form F-1, as filed with the SEC on August 19, 2020, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1296774/000110465920096865/tm2028982-1_f1a.htm

The9 Limited （ Nasdaq : NCTY ）

Disclaimer • Readers are cautioned that securities of The9 Limited (the “Company”) are highly speculative. No representations, warranties or undertakings, express or implied, are made by the Company or any of its affiliates, advisers or representatives or the underw rit ers as to, and no reliance should be placed upon, the accuracy, fairness, completeness or correctness of the information or opinions pre sen ted or contained in this presentation. None of the Company nor any of its affiliates, advisers, or representatives or the underwrite rs accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or conta ine d in this presentation or otherwise arising in connection with the presentation. The information presented or contained in this pr ese ntation is subject to change without notice and its accuracy is not guaranteed. • Certain statements in this presentation, and other statements that the Company may make, are forward - looking statements. These statements reflect the Company’s intent, beliefs or current expectations about the future. These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” “anticipates,” “believes,” “confident” o r w ords of similar meaning. These forward - looking statements are not guarantees of future performance and are based on a number of assumptions about the Company’s operations and other factors, many of which are beyond the Company’s control, and accordingly, actual res ult s may differ materially from these forward - looking statements.. Neither the Company nor any of its affiliates, advisers or represe ntatives or the underwriters have any obligation and they do not undertake to revise forward - looking statements to reflect future events or circumstances. • This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of th e information that you should consider before investing. You should read carefully the factors described in the “Risk Factors” sec tion of the prospectus contained in the registration statement on Form F - 1 initially filed with the United States Securities and Exchang e Commission (the “SEC”) on August 4, 2020, as amended (No. 333 - 240331), to better understand the risks and uncertainties inherent in our business and any forward - looking statements. This presentation contains statistics and other data that has been obtained fro m or compiled from information made available by third parties. The Company has not independently verified such statistics or data . • This presentation does not constitute an offer to sell or issue or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No securities of the Company may be sold in the United States without registration with the SEC or an exemption from such registration pursuant to the Securities Act of 1933, as amended (the “Sec uri ties Act”) and the rules and regulations thereunder . This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securiti es of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed off ering.

The9 Transaction Overview Issuer: The9 Limited (“The9”, “NCTY” or the “Company”) Current Exchange/Symbol: NASDAQ: NCTY Offering Type: Follow - on Offering (F - 1) Estimated Gross Offering Proceeds: $ 1 0 ,000,000 (including over - allotment option) Securities Offered : American depositary shares (“ADSs”), each representing three Class A ordinary shares , each with one w arrant to purchase one ADS Anticipated Use of Proceeds: Mobile game development (50%) , license fee payment (40%) and hyper - casual game operation (10%) .

The9 Business Strategies • To become a diversified Internet company targeting on fast growing technology sectors • Based on the over - 20 - year experiences on gaming industry in China, to • Continue developing and publishing the mobile games on pipeline; • Expand our current mobile game pipeline by getting IP license; • Further extend the current gaming business on trending areas including hyper - casual gaming genre.

Current Gaming Business Product Development 1: CrossFire New Mobile Game Product Development 2: Audition New Mobile Game

Product Development 1: CrossFire New Mobile Game

- Licensor: Smilegate (Korea)
- The9 obtained a right from Smilegate to develop a mobile shooting game based on the intellectual property relating to CrossFire;
- The9 entered into an exclusive publishing agreement with a third-party company, pursuant to which this third-party company was granted with an exclusive right to publish the CrossFire new mobile game in China.

Product Development 2: Audition New Mobile Game • Licensor: T3 Entertainment (Korea) • The9 obtained a right from T3 Entertainment to develop a causal dancing mobile game based on the intellectual property relating to Audition; • The9 entered into an agreement with a third - party company, pursuant to which this third - party company was granted with the rights to develop, market, distribute and publish the game in China.

Key New Projects in the Coming Year Product Development and Publishing: Mid - core Match - 3 Mobile Game Trending Genre: Hyper - Casual Games

Product Development and Publishing: Mid - core Match - 3 Mobile Game • Match - 3 in - house developed mid - core mobile game; • The game is intended to have a high competitive quality with creative core game play; • The producer and key team members have 10+ years of game development experience; • Currently under development, Alpha version is expected be tested internally in Q3 2020.

The Game: A Complete Different Experience of Match - 3 • 1 - 2 min per game; • A turn - based gameplay against other live players; • Wisely summon and utilize your heroes; • Match, battle, collect, enhance; • We plan to seek for an IP which fits into the style of the game W.I.P . mockup

Hyper - casual Games  *A hyper - casual game is a mobile video game which is easy - to - play and usually free - to - play; they also feature very minimalistic user interfaces. Popularized in 2017, these games can be quickly played after downloading, usually without any tutorial or instructions.  Because of the lack of a robust in - game economy and the free download nature of most hyper - causal games, revenue is mostly generated from ads. Most of these ads come in the form of:  Rewarded videos  Banner ads  Interstitial ads * Source: Wikipedia

Hyper - casual Games in China: A Trending Genre  A fast growing market with $ 1.42B market size in China, 2020E • 25% growth rate YoY . 0.85 1.13 1.42 0B 0.2B 0.4B 0.6B 0.8B 1B 1.2B 1.4B 1.6B 2018 2019 2020E Hyper - casual Game Market in China ( $ Billion ) * Data source: https ://bg.qianzhan.com/report/detail/300/191017 - b2b04f03. html (Exchange rate: USD1 = CNY7.0)

Hyper - casual Game Operations  Utilize our game operation experience to step into the Hyper - casual game segment  Plan to build up a team and establish a systematic platform for Hyper - casual game operations: • License hyper - casual games from global and local game developers; • Localize the games in China; • I mplement the technical interface such as in - game advertising, etc. • Upgrade the game for additional in - game purchase points.